Exhibit 10(k)(vii)

Date

Name
Address
City, State

Dear ___________:

Arrow Electronics, Inc., a New York corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders.  In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.  In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company terminates subsequent to a "change of control" of the Company under the circumstances described below.

1.  Agreement to Provide Services; Right to Terminate.

(i)           Except as otherwise provided in paragraph (ii) below, or as provided in that certain Employment Agreement made as of  _______________ by and between the Company and you, the Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

Exhibit 10(k)(vii)

(ii)           In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 30% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of the Company's Common Stock, par value $1 per share (the "Company Shares"), or in the event of any solicitation of proxies or written consents not approved by the Board, you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated, such solicitation of proxies has ended, or a change in control of the Company, as defined in Section 3 hereof, has occurred, except as otherwise agreed in writing by you and the Company.  For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

2.  Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect until _____________; provided, however, that commencing on June 1, ________ and each June 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such June 1 date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a change in control of the Company, as defined in Section 3 hereof, shall have occurred during such term.  Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a change in control of the Company, as defined in Section 3 hereof.

3.  Change in Control.  For purposes of this Agreement, a "change in control" of the Company shall mean either of the following: (a) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company, or (b) a majority of the members of the Company’s Board of Directors is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, in each case interpreted in accordance with section 409A of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations (“409A”).

4.  Termination Following Change in Control.  If any of the events described in Section 3 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof upon the termination of your employment within twenty-four (24) months after such event, unless such termination is (a) because of your death or Disability, (b) by the Company for Cause or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

Exhibit 10(k)(vii)

(i)           Disability.  Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless you shall have returned to the full time performance of your duties before the expiration of such 180-day period.

(ii)          Cause.  Termination by the Company of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company.  For purposes of this paragraph (ii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation.  It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (ii) and specifying the particulars thereof in detail.

(iii)         Good Reason.  Termination by you of your employment for "Good Reason" shall mean termination based on any action (or omission) that constitutes one or more of the following:

(A) a material diminution in your compensation, based on the average of the taxable compensation paid to you during the 5-year period preceding the year in which the change in control occurred, as reported by the Company on Form W-2;

(B) a material reduction by the Company in your base salary as in effect immediately prior to the change in control;

(C) a change or modification in the benefit plans in which you were entitled to participate immediately prior to the change in control, whether by termination, changes in the rate of accrual, limitations on available benefits or other design changes, which in the aggregate constitute a material diminution of the total annual value of your compensation and benefits as measured immediately prior to the change in control,

Exhibit 10(k)(vii)

(D) a material diminution in your authority, duties or responsibilities;

(E) a material diminution in the authority, duties or responsibilities of the person to whom you report,

(F) a material diminution in the budget over which you retain authority; or

(G) a material change in the location of your Company office;

provided that, no later than 90 days after the action or omission described in paragraphs (A) through (H) above you notify the Company of your objection to such action or omission and your intention to terminate your employment with the Company if the Company does not remedy the situation within the next 30 days

(iv)         Notice of Termination.  Any purported termination by the Company or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(v)          Date of Termination.  "Date of Termination" following a change in control shall mean (a) if your employment is terminated for Disability, the end of the 180-day period described in paragraph 4(i) above,  (b) if your employment is terminated by the Company for Cause or by you without Good Reason, the date specified in the Notice of Termination as your last day of active work for the Company,  (c) if your employment is terminated by you for Good Reason, the day immediately following the expiration of the 30-day cure period described in paragraph 4(iii) above, or  (d) if your employment is terminated by the Company for any reason other than Cause, the date on which a Notice of Termination is given.  In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof.  During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.

Exhibit 10(k)(vii)

5.  Compensation Upon Termination or During Disability; Other Agreements

(i)           During any period following a change in control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(v) hereof.  Thereafter, your benefits shall be determined in accordance with the Company plans then in effect.

(ii)          If your employment is terminated for Cause following a change in control of the Company, the Company shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Company plans have been earned or become payable, but which have not yet been paid to you.  Thereupon the Company shall have no further obligations to you under this Agreement.

(iii)         Subject to Section 8 hereof, if, within twenty-four (24) months after a change in control of the Company shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability, or (b) by you for Good Reason, then, except as otherwise provided herein, you shall be entitled, without regard to any contrary provisions of any Company plan, to the benefits provided below:

(A) the Company shall pay your salary through the Date of Termination at the rate and in accordance with the schedule in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Company plans have been earned or become payable, but which have not yet been paid to you (including any amounts which previously had been deferred at your request); and

(B) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you on the fifth day following the Date of Termination an amount in cash equal to 2 times your "annualized includible compensation for the base period" (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986 (the "Code")); .

provided that, if you are a “specified employee” within the meaning of 409A, any amount (or portion thereof) payable to you hereunder on account of your termination of employment within the 6-month period immediately following such termination, that is not exempt from 409A under applicable Treasury regulations (including but not limited to the regulations exempting severance and other separation payments up to certain limits), shall not be paid until expiration of such 6-month period.

(iv)         Following a change in control of the Company, unless you are terminated by the Company for Cause or Disability or you terminate your employment other than for Good Reason, you and your eligible dependents shall remain covered under the Company’s medical plan on the same basis as an active employee until the earlier of (A) your becoming eligible for Medicare, or (B) the commencement date of equivalent benefits from a new employer.

Exhibit 10(k)(vii)

(v)          Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

6.  Successors; Binding Agreement.

(i)           Unless the obligations under this Agreement are assumed by a Successor (as hereinafter defined) as a matter of law, the Company shall be required to have the Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement or agree to assume such obligations itself.  Failure of the Company to obtain such assent or agreement at least three business days prior to the time a Person becomes a Successor (or where the Company does not have at least three business days advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) shall constitute Good Reason for termination by you of your employment pursuant to Paragraph 4(iii)(H) and, if a change in control of the Company occurred, shall entitle you to terminate your employment within 24 months of such change in control and receive the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof, subject to the notice and cure provisions of Paragraph 4(iii)(H).  For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets or otherwise.

(ii)          This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

(iii)          For purposes of this Agreement, the "Company" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

7.  Fees and Expenses; Mitigation.  (i) Promptly upon request, but no later than 90 days after the fees and expenses are incurred, the Company shall pay all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a change in control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice with respect to the matters set forth in Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement.

Exhibit 10(k)(vii)

(ii)          You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

8.  Taxes.

(i)           All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

(ii)           Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280(G)(2) of the Code), the payments pursuant to this Agreement shall be reduced (reducing first the payments under Section 5(iii)(B) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code); provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by you in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.

9.  Survival.  The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive termination of this Agreement.

10.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, to you or to the Company at the respective address set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Exhibit 10(k)(vii)

11.  Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company.  No wavier by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

12.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

14.  Employee's Commitment.  You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 14 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

15.  Related Agreements.  To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. For avoidance of doubt, subject to the provisions of Section 8 hereof, the lump sum severance payment under paragraph 5(iii)(A) of this Agreement is intended to replace any salary continuation otherwise payable to you on account of your termination of employment following a change in control (as defined herein) under the terms of any employment agreement you may have with the Company, and the provision for extended medical coverage under Section 5(iv) of this Agreement is intended to supersede any similar provision in any employment agreement you may have with the Company that otherwise would provide for continued medical coverage on an active basis for a shorter period of time on account of your termination of employment following a change in control (as defined herein), but that any other entitlements you may have under such employment agreement (or other agreement, plan or policy) upon your termination of employment following a change in control (as defined herein) shall be unaffected by this Agreement.

16.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ARROW ELECTRONICS, INC.

By:
Name
Title

Agreed to this ___ day
of _________, ____.

_________________________
Executive